BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0479812010-0
Barbara K. Cegavske	Filing Number 20222492153
Secretary of State State Of Nevada	Filed On 07/20/2022 14:11:18 PM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: DigiPath, Inc. Entity or Nevada Business Identification Number (NVID): NV20101731677
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Of the 10,000,000 shares of preferred stock, $0.001 par value per share, 1,000 shares are designated as Series C Preferred Stock.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 7/19/22

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF THE

SERIES C PREFERRED STOCK

OF

DIGIPATH, INC.

Pursuant to Section 78.1995 of the
Nevada Revised Statutes

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the "***Articles of Incorporation***"), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby fixes the powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series C Preferred Stock; and

RESOLVED FURTHER, that the Corporation is authorized to issue Series C Preferred Stock on the following terms and with the provisions herein set forth:

1. Designation and Number of Shares. Of the 10,000,000 shares of preferred stock, $0.001 par value per share ("***Preferred Stock***"), authorized pursuant to Article 3 of the Articles of Incorporation, One Thousand (1,000) shares are hereby designated as Series C Preferred Stock, par value $0.001 per share (the "***Series C Preferred Stock***") having a stated value of $0.10 per share (the "***Stated Value***").

2. Rank. The Series C Preferred Stock shall rank: (i) junior to all other shares of Preferred Stock of the Corporation; and (ii) prior to all of the Corporation's common stock, par value $0.001 per share (the "***Common Stock***"); in each case as to the distribution of assets upon a liquidation, dissolution or winding up of the Corporation.

3. Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a "***Liquidation Event***"), the holder of Series C Preferred Stock shall be entitled to receive out of the proceeds available for distribution, for each share of Series C Preferred Stock then held, an amount equal to the Stated Value.

4. Dividends. The holders of the Series C Preferred Stock shall not be entitled to receive any dividends.

5. Voting Rights.

(a) Super Voting Rights. For so long as the Series C Preferred Stock is held by an executive officer of the Corporation (an "***Executive***"), and only during such time, each share of Series C Preferred Stock shall entitle the holder thereof to vote with the holders of Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of Common Stock for their action, consideration or consent, whether at any special or annual meeting

of stockholders, by written action of stockholders in lieu of a meeting or otherwise (to the extent permitted by the Articles of Incorporation and the Nevada Revised Statutes). With respect to any such vote, each share of Series C Preferred Stock held by an Executive on the record date for determining the stockholders of the Corporation eligible to participate in such vote shall entitle such Executive to cast 200,000 votes, subject to adjustment pursuant to subsection (c) of this Section 5 (such number of votes, the "Preferred Stock Voting Ratio").

(b) Ordinary Voting Rights. At any time that the Series C Preferred Stock is held by someone other than an Executive, the Preferred Stock Voting Ratio shall be one (1), subject to subsection (c) of this Section 5, and such shares shall only have such voting rights as are provided under the Nevada Revised Statutes.

(c) Stock Splits, Subdivisions, Reclassifications or Combinations. In the event that the Corporation, at any time from and after the date of this Certificate of Designation, (i) pays any dividends or distributions with respect to the Common Stock, in the form of additional shares of Common Stock, or (ii) subdivides (by stock split, recapitalization, or otherwise) the outstanding shares of Common Stock into a greater number of shares, the Preferred Stock Voting Ratio in effect immediately prior to any such event, shall be proportionally increased. In the event that the Corporation, at any time from and after the date of this Certificate of Designation, combines (by reverse stock split, recapitalization, or otherwise) the outstanding Common Stock into a smaller number of shares, the Preferred Stock Voting Ratio in effect immediately prior to any such event shall be proportionally decreased. Any adjustment under this subsection (c) of this Section 5 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective, and successive adjustments shall be made, without duplication, whenever any such dividend, subdivision or combination shall occur.

6. No Conversion. The Series C Preferred Stock shall not be convertible into Common Stock or any other securities of the Corporation.

7. Redemption. The Series C Preferred Stock may be redeemed by the Corporation at any time upon five business days' notice to the holder of the shares of Series C Preferred Stock, for a price per share of Series C Preferred Stock equal to the Stated Value thereof.

8. Return of Status as Authorized Shares. Upon a redemption or other extinguishment of all of the Series C Preferred Stock, such shares will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.